(a)(61)

AMENDMENT NO. 50 TO TRUST INSTRUMENT OF

VOYA FUNDS TRUST

Abolition of Classes of Shares

Effective: September 30, 2022

THIS AMENDMENT NO. 50 TO THE TRUST INSTRUMENT OF VOYA FUNDS TRUST ("VFT"), a Delaware statutory trust, dated July 30, 1998, as amended, reflects resolutions adopted by the Board of Trustees of VFT on September 30, 2022, with respect to Voya Strategic Income Opportunities Fund ("SIO Fund"), a series of VFT, acting pursuant to the Trust Instrument, including Article II, Section 2.6 and Article XI, Section 11.8 of VFT's Trust Instrument. The resolutions serve to abolish two share classes for SIO Fund.

VOYA FUNDS TRUST

SECRETARY'S CERTIFICATE

I, Joanne F. Osberg, Secretary of Voya Funds Trust ("VFT"), do hereby certify that the following is a true copy of resolutions duly adopted by the Board of Trustees of VFT at a meeting held on September 30, 2022 with regard to the abolition of Class P shares and Class P3 shares of VFT on behalf of Voya Strategic Income Opportunities Fund:

RESOLVED, that pursuant to the Trust Instrument, dated July 30, 1998, as amended (the "Trust Instrument") of Voya Funds Trust ("VFT"), a Delaware statutory trust, including Article II, Section 2.6 and Article XI, Section 11.8 of the Trust Instrument, the dissolution of the Class P shares and Class P3 shares of Voya Strategic Income Opportunities Fund ("SIO Fund"), a series of VFT, be, and it hereby is, approved and that the officers of VFT be, and each hereby is, authorized to prepare, execute and deliver an amendment to the Trust Instrument to dissolve the Class P shares and Class P3 shares of SIO Fund, to be effective on a date deemed appropriate by the officers of VFT; and

FURTHER RESOLVED, that the officers of VFT be, and each hereby is, authorized, with the advice of counsel, and subject to review by counsel to the Trustees who are not "interested persons" as defined in the Investment Company Act of 1940, as amended, to take any and all such actions they determine, in their discretion, to be necessary or desirable to carry out the purpose of the foregoing resolutions, and to execute and deliver all such documents in the name of, and on behalf of VFT, as in their judgment shall be necessary to accomplish the purpose of the foregoing resolutions.

/s/ Joanne F. Osberg

___________________________________

Joanne F. Osberg

Vice President and Secretary

Dated: September 30, 2022